Exhibit 10.5

PURCHASE CONTRACT

between

NGC HARBISON, LLC,

JEFFERSON HOSPITALITY, LLC,

BRR HARRISONBURG, LLC,

TLC SOMERSET, LLC,

VIRGINIAN NEWPORT/SAVANNAH, LLC,

HISTORIC NEWPORT/SAVANNAH, LLC,

NEWPORT PATRIOT, LLC,

GABRIEL NEWPORT CONCORD, LLC, and

BRR GREENSBORO, LLC

(“SELLERS”)

AND

APPLE EIGHT HOSPITALITY OWNERSHIP, INC. (“BUYER”)

Dated: September 4, 2007

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8.1	Subsequent Developments	19
8.2	Operations	19
8.3	Third Party Consents	21
8.4	Employees	21
8.5	Estoppel Certificates	21
8.6	Access to Financial Information	21
8.7	Bulk Sales	22
8.8	Indemnification	22
8.9	Escrow Funds	24
8.10	Liquor Licenses	25
8.11	Somerset Ground Lease	25

ARTICLE IX	CONDITIONS FOR CLOSING	25
9.1	Buyer’s Conditions for Closing	25
9.2	Seller’s Conditions for Closing	26

ARTICLE X	CLOSING AND CONVEYANCE	27
10.1	Closing	27
10.2	Deliveries of Seller	28
10.3	Buyer’s Deliveries	29

ARTICLE XI	COSTS	30
11.1	Seller’s Costs	30
11.2	Buyer’s Costs	30

ARTICLE XII	ADJUSTMENTS	30
12.1	Adjustments	30
12.2	Reconciliation and Final Payment	32
12.3	Employees	32

ARTICLE XIII	CASUALTY AND CONDEMNATION	33
13.1	Risk of Loss; Notice	33
13.2	Buyer’s Termination Right	33
13.3	Procedure for Closing	33

ARTICLE XIV	DEFAULT REMEDIES	33
14.1	Buyer Default	33
14.2	Seller Default	34

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ARTICLE XV	NOTICES	34

ARTICLE XVI	MISCELLANEOUS	35
16.1	Performance	35
16.2	Binding Effect; Assignment	35
16.3	Entire Agreement	35
16.4	Governing Law	35
16.5	Captions	36
16.6	Confidentiality	36
16.7	Closing Documents	36
16.8	Counterparts	36
16.9	Severability	36
16.10	Interpretation	36
16.11	(Intentionally Omitted)	36
16.12	Further Acts	36
16.13	Notice of Proposed Listing	37

EXHIBITS:

Exhibit A	Information re Hotels
Exhibits A1-A8	Legal Descriptions
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	New Management Agreement
Exhibit I	Existing Loans
Exhibit J	Post-Closing Agreement

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of September 4, 2007, by and between NGC HARBISON, LLC, JEFFERSON HOSPITALITY, LLC, BRR HARRISONBURG, LLC, TLC SOMERSET, LLC, VIRGINIAN NEWPORT/ SAVANNAH, LLC, HISTORIC NEWPORT/SAVANNAH, LLC, NEWPORT PATRIOT, LLC, GABRIEL NEWPORT CONCORD, LLC, and BRR GREENSBORO, LLC (individually, a “Seller”, and collectively, the “Sellers”) and APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Sellers are the owners of those certain eight hotel properties (each, a “Hotel”, and collectively, the “Hotels”) identified in on Exhibit A attached hereto and incorporated by reference. Sellers are the fee simple owners of the Hotels and the real property on which the Hotels are located with the exception of the Courtyard by Marriott located in Somerset, New Jersey, which Hotel is located on real property leased to the applicable Seller.

B. Buyer is desirous of purchasing the Hotels from Sellers, and Sellers are desirous of selling the Hotels to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

C. The Hotels are managed by Affiliates of Sellers pursuant to management agreements related thereto, and the Affiliates desire to continue to manage the Hotels after the sale contemplated by this Contract.

D. Contemporaneously with the Closing, Buyer is desirous of entering into new management agreements with Sellers’ Affiliates for the management of the Hotels following the Closing.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $2,000,000.

“Affiliate” shall mean, with respect to any Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with such Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean the hotel brand or franchise identified on Exhibit A and under which the applicable Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports in the possession or control of Sellers at the time of mutual acceptance of this Agreement.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.6(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.6(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.6(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean that certain franchise license agreement between the applicable Seller and the Franchisor, granting such Seller a franchise to operate its Hotel under the Brand.

“Existing Loans” shall mean those loans identified on Exhibit I.

“Existing Management Agreement” shall mean that certain management agreement between the applicable Seller and the Manager for the operation and management of its Hotel.

“FF&E” shall mean, as to each Hotel, all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“FF&E Replacement Reserves and Capital Repairs/Improvements” shall mean all deposits and reserves for replacement of FF&E and for capital repairs and/or improvements made in connection with the use or occupancy of the Improvements; which shall remain with Seller and not be credited to Buyer against the cash portion of the Purchase Price allocable to the Property.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean the franchisor of the Hotel as indicated on Exhibit A.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.6(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibits A-1 through A-8, which are attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.10.

“Manager” shall mean Newport Hospitality Group, Inc. or its Affiliate.

“New Franchise Agreement” shall mean, for each Hotel, the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate such Hotel under the applicable Brand on and after the Closing Date.

“New Management Agreement” means, as to each Hotel, the management agreement to be entered into between Buyer and the Manager or its Affiliate for the operation and management of such Hotel on and after the Closing Date.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Manager or the Franchisor, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, as to each Hotel, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotels.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at each Hotel), market studies prepared in connection with each Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by each Seller and/or in a Seller’s possession or control, or to which a Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of such Seller’s Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of such Seller’s Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of such Seller’s Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for such Seller’s Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller” shall mean any one of the Sellers. In all cases, the obligations, undertakings, representations, and warranties of each Seller and/or related to the Hotel owned by each Seller shall be the obligations, undertakings, representations, and warranties of that Seller alone, and no Seller shall be jointly or otherwise liable for any of the obligations, undertakings, representations, and warranties of another Seller or related to another Seller’s Hotel.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Sellers” shall mean NGC Harbison, LLC, Jefferson Hospitality, LLC, BRR Harrisonburg, LLC, TLC Somerset, LLC, Virginian Newport/Savannah, LLC, Historic Newport/Savannah, LLC, Newport Patriot, LLC, Gabriel Newport Concord, LLC, BRR Greensboro, LLC. However the term “Sellers” may be used in this Agreement, no Seller shall be jointly or otherwise liable for any of the obligations, undertakings, representations, and warranties of another Seller or related to another Seller’s Hotel, but, rather, each Seller shall be individually liable only for its own obligations, undertakings, representations, and warranties and those related to the Hotel owned by it.

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean, as to any Hotel, all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean, as to each Hotel, all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract), provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean, as to each Hotel, all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Sellers agree to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Sellers, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions and those FF&E Leases which Buyer elects in its sole discretion to assume.

2.2 Certain Information. Exhibit “A” sets forth, for each hotel being transferred hereunder: (i) the name and location of the Hotel, (ii) the name and state of organization of the applicable Seller of each Hotel, (iii) the portion of the Purchase Price (as unadjusted for the prorations and credits set forth herein) allocated (the “Allocated Purchase Price”) to each hotel, (iv) the amount (the “Applicable Share”) of the “escrow deposit” (as hereinafter defined) allocated to each Hotel and (v) the Brand and Franchisor for each hotel. The Allocated Purchase Price for each Hotel shall be adjusted at closing in accordance with the credits and prorations provided herein. As used in this agreement, the “Applicable Seller” of a Hotel shall mean the Seller set forth under the name of the Hotel on Exhibit “A”.

2.3 Purchase Price. Buyer agrees to pay, and Sellers agree to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of One Hundred Twenty-eight Million Nine Hundred Thousand and No/100 Dollars ($128,900,000.00) (the “Purchase Price”).

2.4 Allocation. Buyer and Sellers shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Allocated Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Sellers do not agree, each party shall be free to allocate the Allocated Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.5 Payment. The portion of the Purchase Price, less: (a) the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), (b) the Escrow Funds and (c) the then-current outstanding principal balance of the Existing Loans, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

2.6 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Million and No/100 Dollars ($2,000,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

2.7 Exclusion of a Hotel.

(a) If, during the Review Period, Buyer determines that it desires to exclude one or more of the Hotels from the sale contemplated by this Contract, the parties agree to meet in good faith to discuss the exclusion of such Hotel(s) from the sale and a commensurate adjustment to the Purchase Price, provided that, unless agreed otherwise in writing by the Parties, the Buyer, prior to the expiration of the Review Period shall be required to elect to purchase all or none of the Hotels (and the Property related thereto).

(b) If, following the expiration of the Review Period, Buyer, pursuant to the terms of this Contract, elects to terminate this Contract with respect to one or more individual Hotels (and the Property related thereto) as a result of a title or survey issue (Section 4.3), the non-occurrence of one or more of the Buyer’s conditions for Closing (Section 9.1), a casualty loss or condemnation (Article XIII), or a Seller default (Section 14.2), the Purchase Price shall be reduced by the Allocated Purchase Price for such Hotel not acquired at Closing. However, notwithstanding the foregoing or any other provision of this Agreement, Sellers shall have the right to terminate this entire Contract without penalty (other than with respect to any Hotel (and the Property related thereto) for which the Closing has already occurred) in the event that Buyer, pursuant to the terms of this Contract, elects to terminate this Contract for more than two (2) of the Hotels.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to in writing by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within five (5) Business Days following the date of this Contract, each Seller as to its Hotel, at such Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer and to the extent in the possession, custody, or control of or otherwise readily obtainable by Sellers, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties currently in effect and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Sellers or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Sellers also agree to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel in the possession or control of Seller. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements, if any, for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

(g) All documents related to the Existing Loans and contact information for the servicers of the Existing Loans.

Each Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at such Seller’s corporate offices, and each Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of such Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Properties, Buyer and/or its representatives and agents shall have the right to enter upon the Properties at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Properties and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Sellers unless otherwise agreed to by Buyer and Sellers (the “Due Diligence Examination”). Each Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of such Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Properties, in a manner which shall not materially adversely affect the operation of the Properties, and pay the costs of all such inspections.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Properties in conducting its examinations and studies of the Properties during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Properties damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the affected Property were in immediately prior to such examinations or studies, and shall indemnify and save Sellers harmless from any liability, damages and costs (including, reasonable attorney’s fees and other costs of defending claims of liability) in connection with the restoration of the Properties and/or any liability, damage, or cost that is the result of Buyer conducting its examinations and studies of the Properties during the Due Diligence Examination.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Sellers and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

3.5 Warwick Environmental Matter. Sellers have identified to Buyer an environmental matter related to the Hilton Garden Inn in Warwick, Rhode Island (the “Warwick Environmental Matter”). The Sellers agree in principle that the financial responsibility for the Warwick Environmental Matter is the responsibility of the Seller of that Hotel (the “Warwick Seller”). Sellers agree to discuss with Buyer, during the Review Period, the actions that will be required to be taken by and at the expense of the Warwick Seller with regard to the Warwick Environmental Matter with the contemplation that when such actions have been completed, the Sellers will have no further liability to Buyer related to the Warwick Environmental Matter. The parties contemplate that that the actions to be taken by the Warwick Seller will be to complete the Remedial Action Work Plan that was approved by the Rhode Island Department of Environmental Management in October 2003. In the event that the parties cannot agree on a resolution of the Warwick Environmental Matter acceptable to Buyer, Buyer shall have the right, on or before the end of the Review Period, to terminate this Contract with respect to that Hotel (and the Property related thereto), in which case the Applicable Share of the Earnest Money Deposit as shown on Exhibit A shall be returned to Buyer, and this Contract shall otherwise remain in full force and effect.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Each Seller has delivered to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of a survey or a new survey (such updated or new surveys being referred to as the “Surveys”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Each Seller has delivered to Buyer such Seller’s existing title insurance policy, including copies of all documents referred to therein, for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for each Property (i) a Commitment for Title Insurance (each, a “Title Commitment”) issued by LandAmerica American Title Company, 7505 N. Plano Road, Suite 3100, Richardson, Texas, 75082 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by any Seller, Buyer shall promptly provide such Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Sellers with written notice of its objection to same on or before the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Sellers on or before the expiration of the Title Review Period, Sellers shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after their receipt of notice from Buyer. Further, if Sellers, in their commercially reasonable discretion, deem any objection made by Buyer not to be commercially reasonable, Sellers may, at their election, by notice specifying the offending objection(s) sent to Buyer within five (5) days after their receipt of notice from Buyer, terminate this Contract in its entirety or with respect to such Hotel(s) (and the Property related thereto) as to which Buyer’s objection(s) relate; provided, however, Buyer shall have the right to nullify Sellers termination by notice to Seller (given within two (2) business days following receipt of Seller’s termination notice) waiving the objection(s) that gave rise to Seller’s termination election . If any Seller commits in writing to attempt to cure any such item, then that Seller shall be given until the Closing Date to cure any such defect. In the event any Seller shall fail to cure a defect which such Seller has committed in writing to cure prior to Closing, any Seller elects not to attempt to cure a defect, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract with respect to such Hotel(s) (and the Property related thereto) as to which the defect(s) relate and receive a return of the Applicable Share of the Earnest Money Deposit as shown on Exhibit A and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Sellers provide the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) and all Leases showing on the Title Commitment are hereinafter referred to as the “Permitted Exceptions.” Buyer shall not object to and the following shall be deemed included in the Permitted Exceptions: any liens for unpaid real estate taxes and water and sewer charges, in all cases not yet due and payable, subject to adjustment as provided in Article XII. In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness (other than the Existing Loans) or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

4.4 Existing Loans. Seller represents and warrants that the Existing Loans are the only loans secured by the Property and that the information contained on Exhibit I is true, correct and complete. At Closing, Buyer shall assume (in the case of the Concord, NC and Columbia, SC Hotels) and in all other cases, pay-off or defease the Existing Loans. Seller shall cooperate with Buyer in Buyer’s efforts related to the Existing Loans. In the event that Buyer assumes any of the Existing Loans, the parties will undertake all commercially reasonable efforts to release the Sellers and their principals and guarantors from liability on any such Existing Loans for periods from and after Closing, and to the extent Sellers and their principals and guarantors are not so released, Buyer will indemnify Sellers and their principals and guarantors from all liability, cost and expense (including attorney’s fees) related to the assumed loan or loans for periods from and after Closing. Further, the parties recognize that the Existing Loans for the Concord, NC and Columbia SC, Hotels contain provisions that may prohibit the loan from being paid-off and released, which may mandate that Buyer assume such loan or loans.

ARTICLE V

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

At or prior to the Closing, Sellers shall terminate the Existing Management Agreements and the Existing Franchise Agreements, and Sellers shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Closing, Buyer shall enter into the New Management Agreements in a form to be agreed upon and attached as Exhibit H on or prior to the expiration of the Review Period and the New Franchise Agreements, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Sellers shall be responsible for paying all costs related to the termination of the Existing Management Agreements. Sellers shall be responsible for paying all reasonable and actual costs of the Franchisor related to the termination of the Existing Franchise Agreements; provided, however, if Seller (a) has terminated an Existing Franchise Agreement, (b) is obligated to pay liquidated damages or other fees or penalties to the Franchisor of the terminated Existing Franchise Agreement and (c) either: (1) the obligation to pay liquidated damages, fees, or penalties resulted from Buyer electing to pursue a New Franchise Agreement from a different Franchisor or electing not to seek any New Franchise Agreement at all; or (2) following the termination of the Existing Franchise Agreement, the sale of a Hotel is not consummated other than due to a default of the Seller, then Buyer shall be responsible for such termination damages owed to Franchisor; provided, further, that in the event the foregoing (a) through (c) occurs or is reasonably likely to occur, Seller shall use commercially reasonable efforts to revoke its termination of the Existing Franchise Agreement prior to the effective date of termination. Sellers and Buyer shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreements, and Sellers and Buyer shall diligently pursue obtaining each the same. Buyer shall be responsible for paying all application fees for the New Franchise Agreements. As a condition to Buyer’s and Seller’s obligation to close under this Contract, Buyer and Manager shall agree, on or before the expiration of the Review Period, on the form and substance of the New Management Agreements.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract other than Thompson Land Company, LLC, which has represented the Sellers and is owed a fee by Sellers pursuant to the terms of a separate agreement. Buyer and Sellers each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Sellers, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Sellers’ Representations, Warranties and Covenants. Each Seller (as to itself and its Property) hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited liability company, duly formed, validly existing and in good standing in the state of organization indicated on Exhibit A attached hereto. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Seller’s Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. None of Seller, or, to Seller’s knowledge, any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. As to Seller’s Hotel: A true and complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and, to Seller’s knowledge, a true and complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or, to Seller’s knowledge, threatened against Seller, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or, to Seller’s knowledge, threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”). As used in the foregoing, “threatened” means that a person, entity, or governmental body has manifested to Seller a present intention to assert a claim or to initiate litigation, arbitration, or any governmental proceeding or investigation.

(f) Environmental. With respect to environmental matters, (i) to Seller’s knowledge, there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents and as otherwise set forth on Exhibit E attached hereto and incorporated herein by reference (see Exhibit E in its current form for a brief narrative regarding an environmental matter related to the Hilton Garden Inn in Warwick, Rhode Island) with the exception of small amounts of materials typically used for cleaning and maintenance of properties similar to the Hotels, none of which violate any of the statutes, laws or regulations described below, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which, to Seller’s knowledge, are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) to Seller’s knowledge, no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or, to Seller’s knowledge, threatened, (v) to Seller’s knowledge, there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, material concentrations of microbial or fungal matter or mold that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, or that is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. As used in the foregoing, “threatened” means that a person, entity, or governmental body has manifested to Seller a present intention to assert a claim or to initiate litigation, arbitration, or any governmental proceeding or investigation.

(g) Title and Liens. Except for Seller Liens to be released at Closing, to Seller’s knowledge, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, to Seller’s knowledge, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Seller or Manager (after due inquiry of Manager) has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. Subject to Section 8.10 below, no licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s knowledge, requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

(j) Financial Statements. Seller has delivered copies for the three (3) years prior and the current year to date, of all (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, (iii) monthly financial statements prepared by the Manager for the Hotel and (iv) to the extent the same have been previously prepared in the ordinary course of business and are, therefore, available, independently audited financial statements for the Hotel (“Audits”). Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements and Audits in connection with its ownership and operation of the Hotel, and there are no other independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements and Audits prepared by or on behalf of the Manager, all of which have been provided to Buyer.

(k) Employees. All employees employed at the Hotel are the employees of the Hotels, except for the general manager of some Hotels who is an employee of Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. To Seller’s knowledge, the Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. The Improvements comply with, and the Hotel is being operated in accordance with, all requirements of the Existing Franchise Agreement and all other requirements of the Franchisor, including all “brand standard” requirements of the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Construction of Hotel.

(i) To Seller’s knowledge, the Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with the certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) To Seller’s knowledge, the Personal Property is in materially good condition and operating order, normal wear and tear excepted.

(iii) To Seller’s knowledge, necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

As used in the foregoing and elsewhere in this Contract, “to the best of each Seller’s knowledge,” “Seller’s knowledge,” “Seller’s actual knowledge,” or words of like import means, with respect to each Seller, within the actual knowledge without investigation of the person or persons designated on Exhibit A as “Responsible Person” for each Seller and Hotel, each such Responsible Person being a principal, directly or indirectly, in the Seller or Manager for the Seller for whom he is so designated.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Sellers shall use best efforts to keep Buyer fully informed of all subsequent developments of which Sellers have knowledge (“Subsequent Developments”) which would cause any of Sellers’ representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Properties each Seller (as to its Property) shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Sellers shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Sellers shall, at their expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotels to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotels, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Upon reasonable prior notice to Sellers by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the Hotel staff and the Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Seller shall have the right to attend any meetings and be copied on or privy to any such communications with Seller’s staff, the Hotel staff and the Manager’s staff. Buyer shall not interfere with the operations of the Hotels while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreements.

8.5 Estoppel Certificates. Sellers shall obtain from (i) each tenant under any Lease affecting the Hotels (but not from current or prospective occupants of hotel rooms and suites within the Hotels) and (ii) each lessor under any FF&E Lease for the Hotels identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Sellers during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Sellers and their Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to each Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Sellers shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Sellers sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Sellers for costs reasonably incurred by Sellers to comply with the requirements of the preceding sentence. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. Seller shall either: (i) at each Seller’s risk and expense, take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract; or (ii) indemnify Buyer for any lien, liability, cost or expense (including attorney’s fees) that results from Seller’s failure to comply with such bulk transfer laws. In all events, Seller shall be responsible for the payment of any and all bulk sales taxes.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, each Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of any Seller on account of any debt or obligation owed or allegedly owed by any Seller with respect to any Hotel excluding claims related to obligations assumed by Buyer and obligations disclosed to Buyer on Exhibits C-1 or C-2 for which the parties contemplate Buyer being responsible as to matters that arise following the Closing;

(ii) any claim made or asserted against Buyer or any of the Property by a creditor of any Seller based on or alleging a violation of any bulk sales act or other similar laws;

(iii) the material breach of any representation, warranty, covenant or agreement of any Seller contained in this Contract asserted by Buyer within the survival period established in Section 7.3 above;

(iv) any liability or obligation of any Seller not expressly assumed by Buyer pursuant to this Contract or disclosed to Buyer on Exhibits C-1 or C-2 for which the parties contemplate Buyer being responsible as to matters that arise following the Closing;

(v) any claim made or asserted by an employee of any Seller arising out of such Seller’s decision to sell its Property; and

(vi) the conduct and operation by or on behalf of any Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Sellers for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless each Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the material breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract asserted by Seller within the survival period established in Section 7.3 above;

(ii) the conduct and operation by or on behalf of Buyer of any of the Hotels or the ownership, use or operation of the Property subsequent to Closing;

(iii) any liability or obligation of Seller expressly assumed by Buyer at Closing or disclosed to Buyer on Exhibits C-1 or C-2 for which the parties contemplate Buyer being responsible as to matters that arise following the Closing; and

(iv) any claim made or asserted against any Seller by a creditor of Buyer on account of any debt or obligation arising after the Closing owed or allegedly owed by Buyer with respect to any Hotel.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnified Party shall have the right to assume the defense of the Legal Action itself, in which case the defense shall be provided at the cost and expense of the Indemnified Party.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against the applicable Seller hereunder, at Closing, the total sum of One Million Two Hundred Eighty-Nine Thousand and No/100 Dollars ($1,289,000.00) (for all of the Hotels, the “Escrow Funds”) shall be withheld from the Purchase Price payable to a Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Sellers, to be negotiated during the Review Period (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. The Post-Closing Agreement shall provide that the investment of the Escrow Funds shall be as directed by the Sellers, that the interest and income earned on the Escrowed Funds shall belong to and be released to Sellers at least quarterly, and that all fees, charges, and costs of the Title Company as escrow agent shall be paid by Buyer. If no claims have been asserted by Buyer against any Seller, or all such claims have been satisfied, within such one-year period, the Escrow Funds deposited by the Sellers shall be released to the Sellers. The Escrow Funds withheld from each Seller shall be equal to the amount of the Escrow Funds multiplied by a fraction, the numerator of which is the Purchase Price for such Seller’s Hotel and the denominator of which is the aggregate Purchase Price for all of the Hotels.

8.10 Liquor Licenses. The Manager or an Affiliate thereof approved by Buyer shall have or shall have obtained all liquor licenses and alcoholic beverage licenses or banquet licenses, as appropriate and necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”) and, in the case of an Affiliate of the Manager, the Hotel has the right to use such Liquor License, (ii) if permitted under the laws of the jurisdiction in which the Hotel is located, to the extent practicable the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller and Buyer shall cooperate with the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing.

8.11 Somerset Ground Lease. Seller and Buyer acknowledge that the Seller of the Hotel located in Somerset, New Jersey has a leasehold interest in the Land pursuant to that certain Ground Lease dated April 15, 1999 (the “Somerset Lease”) between Martin E. Dorf, Trustee (“Ground Lessor”) and Widewaters New Castle Development Company, LLC, and a fee simple interest in the Improvements thereon. The Seller of the Somerset, NJ Hotel shall obtain and deliver to Buyer at Closing a consent from the Ground Lessor to the assignment of the Ground Lease to Buyer and an estoppel certificate from the Ground Lessor (the “Somerset Estoppel”) in form and with information contained therein acceptable to Buyer in its discretion.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract, provided, however, that if any such failure of a condition relates to less than all of the Hotels (and the Property related thereto), Buyer’s right to declare this Contract terminated shall relate only to such Hotels (and the Property related thereto) as to which one or more conditions have not been satisfied, only the Applicable Share of the Earnest Money Deposit as shown on Exhibit A shall be returned, and this Contract shall otherwise remain in full force and effect.

(a) All of Sellers’ representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Each Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by such Seller, as and when required hereunder.

(d) Intentionally Omitted.

(e) The Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(g) The Existing Management Agreements and the Existing Franchise Agreements shall have been terminated.

(h) Buyer and the Manager shall have executed and delivered the New Management Agreements containing the terms and conditions as agreed upon during the Review Period.

(i) Buyer and the Franchisors shall have executed and delivered the New Franchise Agreements containing such terms and conditions as are acceptable to Buyer in its reasonable discretion.

(j) The Existing Loans have been assumed, paid-off or defeased, as applicable.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to any Seller’s right to cancel this Contract during the Review Period, the duties and obligations of each Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this

Section 9.2, which condition is not waived in writing by a Seller, such Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Sellers shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Buyer and the Manager shall have executed and delivered the New Management Agreements containing the terms and conditions agreed upon during the review period.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Sellers, the Closing on the Property shall occur on a date selected by Buyer that is not later than fifteen (15) Business Days after expiration of the Review Period, provided that all conditions to Closing by Buyer hereunder have been satisfied. Specifically, but not as a limitation, the Closing on a Property may be extended beyond the 15-Business Day period until such time as any Existing Loan encumbering such Property is permitted to be assumed, pre-paid or defeased. Buyer will provide Sellers at least two (2) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Sellers. The parties contemplate that the Closing will occur in stages due to the delay anticipated in obtaining approval for Buyer’s assumption of the Existing Loans for the Concord, NC and Columbia SC Hotels. It is contemplated that the Closing for the Hotels (and related Property) other than Concord, NC and Columbia SC will occur initially, and that the Closing for the Concord, NC and Columbia SC Hotels (and related Property) will occur subsequently following receipt of the approval of Buyer’s assumption of the Existing Loans related to such Hotels. Sellers shall not be required to go to Closing on any of the Hotels (or related Property) until such time as Buyer is prepared go to Closing on at least five (5) of the Hotels (and related Property). In the event that the Closing of at least five (5) of the Hotels (and related Property) has not occurred by November 15, 2007, other than due to the fault of Seller, then Seller shall have the right to terminate this Contract without penalty with respect to each such Hotel for which the Closing has not yet occurred and in such event, the Applicable Share of the Earnest Money Deposit as shown on Exhibit A, and any interest thereon, shall be delivered to Buyer. Nothing in the foregoing shall be construed to permit a Seller to refuse to go to Closing as to its Hotel (and related Property) because another Seller has defaulted in its obligation to go to Closing on the sale of its Hotel (and related Property).

10.2 Deliveries of Seller. At Closing, each Seller (as to itself and its Property) shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A limited or special warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”), or in the case of the Somerset, NJ Hotel, an Assignment of Ground Lease conveying to Buyer insurable leasehold title to the Land and Improvements.

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

(d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(i) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans (to the extent the same are in the possession of Sellers) and Specs (to the extent the same are in the possession of Sellers), all keys for the Hotel (which keys shall be properly tagged for identification), such Records as are on the premises of the Hotels and as otherwise reasonably requested by Buyer, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(m) Somerset Documents. A consent to assignment of the Somerset Lease to Buyer and the Somerset Estoppel, both executed by the Ground Lessor (or the current fee title owner and lessor of the Somerset Land).

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.5.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

(e) The New Management Agreements.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Sellers shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer taxes, mansion or like taxes on or in connection with the transfer of the Real Property and all sales and/or use taxes on the personal property constituting part of the Property pursuant to each Bill of Sale, in each case except as otherwise provided in Section 11.2 or Section 12, and all accrued taxes of Sellers prior to Closing and other such taxes of Sellers attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management and Franchise Agreements as provided in Article V. Seller shall also be responsible for any fees for the performance of the PIP review and report by the Franchisor, all costs of completing the PIP, as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey, the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV, the per page recording charges for the Deed (if applicable), and $8,670.00 of the transfer and recordation taxes that would otherwise be the responsibility of Sellers. Buyer shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the assumption, pay-off or defeasance of the Existing Loans; provided, however, Seller shall be responsible for its own attorneys’ fees in connection with such assumptions, pay-offs or defeasances.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. As to each Hotel: Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 11:59 p.m. on the day prior to the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and each Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts, all PIP accounts, but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits, shall remain the property of Seller, without additional charge to Buyer and without Buyer being required to fund the same. The FF&E Replacement Reserve amount held by Lender shall be reimbursed by Buyer to Seller at Closing.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the

New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of the Manager or an affiliate of Manager. Seller shall provide Buyer notice not less than five (5) Business Days prior to the expiration of the Review Period whether Seller intends to give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Properties to Buyer in accordance with this Contract, all risk of loss to the Properties (whether by casualty, condemnation or otherwise) shall be borne by each applicable Seller. In the event that (a) any loss or damage to any Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) any Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting its Hotel, such Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of any Hotel or (b) there is any substantial casualty loss or damage to any Hotel, Buyer shall have the option to terminate this Contract with respect to such Hotel (and the Property related thereto), provided Buyer delivers written notice to the applicable Seller of its election within twenty (20) days after the date such Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Applicable Share of the Earnest Money Deposit as shown on Exhibit A, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract with respect to such Hotel (and the Property related thereto). In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate under Section 13.2 above, or if the loss, damage or condemnation is not substantial, each applicable Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which such Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then Sellers may elect, as Sellers’ sole and exclusive remedy, either (i) to terminate this Contract by written notice to Buyer delivered to Buyer at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by Sellers as Sellers’ sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and thereafter both Buyer and Sellers shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Buyer delivered to Buyer at any time prior to the completion of such cure, in which event the Sellers shall have the right to an action against the Buyer for specific performance.

14.2 Seller Default. If any Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to such Seller delivered to that Sellers at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Sellers shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Sellers delivered to Sellers at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance. Notwithstanding the foregoing, in the event that the default relates to less than all of the Hotels (and the Property related thereto), Buyer’s right to declare this Contract terminated shall relate to only such Hotels (and the Property related thereto) as to which the default relates, the Applicable Share of the Earnest Money Deposit as shown on Exhibit A shall be returned, and this Contract shall otherwise remain in full force and effect.

ARTICLE XV

NOTICES

All notices required herein shall be given both by telecopy and, additionally, by one of the following: (i) hand delivery with a receipted copy; (ii) certified mail, return receipt requested, postage prepaid; or (iii) via a recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged. Such notice shall be deemed to have been validly given upon the soonest of: (i) when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) when the copy of the hand delivery notice is receipted or rejected, (iii) two (2) Business Days after the certified mail is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by overnight delivery:

If to Buyer:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Justin Knight Fax No.: (804) 344-8129

with a copy to:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349

If to Seller:

Michael L. Pleninger

c/o Newport Hospitality Group, Inc.

4290 New Town Avenue

Williamsburg, Virginia 23188

Fax No.: (757) 221-0400

and

Andrew T. Carey

c/o Newport Hospitality Group, Inc.

116 Park Lane

Concord, Massachusetts 01742

Fax No.: (978) 318-0332

with a copy to:	E. D. David, Esquire David, Kamp & Frank, L.L.C. 739 Thimble Shoals Boulevard, Suite 105 Newport News, Virginia 23606 Fax No.: (757) 595-4500

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract. Further, each party hereto agrees to undertake to perform its obligations hereunder with due diligence and without haste so as to enable, to the greatest degree practical, the Closing to occur within the time period contemplated by this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller. Notwithstanding the foregoing, Seller may disclose the general nature of the purchase and sale transaction to its Hotel employees without divulging the identify of Buyer or its Affiliates or any of the economic or other specific terms of this Agreement.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Sellers, Sellers or any of their Affiliates propose to list for sale any hotel property or properties owned, acquired, constructed or developed by Sellers or their Affiliates and located within a ten (10)-mile radius of any Hotel (any such other hotel property being referred to as an “Other Property”), Sellers will endeavor to promptly deliver to Buyer written notice thereof, provided, however, that the failure to deliver such notice shall not be deemed a breach of this Contract or subject Sellers to any liability.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Sellers.

SELLER:

NGC HARBISON, LLC, a South Carolina limited liability company

By:	/s/ William G. Carey, III (SEAL)
William G. Carey, III, Manager

By: /s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger, Manager

SELLER:

JEFFERSON HOSPITALITY, LLC, a Rhode Island limited liability company

By:	Newport Warwick, LLC, Manager

By: /s/ Andrew T. Carey (SEAL)
Andrew T. Carey, Manager

SELLER:

BRR HARRISONBURG, LLC, a Delaware limited liability company

By:	/s/ William G. Carey, III (SEAL)
William G. Carey, III,
Authorized Representative

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger
Authorized Representative

SELLER:

TLC SOMERSET, LLC, a Delaware limited liability company

By:	/s/ William G. Carey, III (SEAL)
William G. Carey, III, Manager

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger, Manager

SELLER:

VIRGINIAN NEWPORT/SAVANNAH, LLC, a Delaware limited liability company

By:	/s/ William G. Carey, III (SEAL)
William G. Carey, III
Authorized Representative

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger
Authorized Representative

SELLER:

HISTORIC NEWPORT/SAVANNAH, LLC, a Delaware limited liability company

By:	/s/ William G. Carey, III (SEAL)
William G. Carey, III
Authorized Representative

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger
Authorized Representative

SELLER:

NEWPORT PATRIOT, LLC, a Virginia limited liability company

By:	/s/ William G. Carey, III (SEAL)
William G. Carey, III, Manager

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger, Manager

SELLER:

GABRIEL NEWPORT CONCORD, LLC, a North Carolina limited liability company

By:	Newport Wilmington, LLC, Manager and Designated Member

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger, Manager

SELLER:

BRR GREENSBORO, LLC, a Delaware limited liability company

By:	/s/William G. Carey, III (SEAL)
William G. Carey, III, Authorized Representative

By:	/s/ Michael L. Pleninger (SEAL)
Michael L. Pleninger
Authorized Representative

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin Knight (SEAL)
Name:	Justin Knight
Title:	Senior Vice President

EXHIBIT “A”

Information Re: Hotels

	Hotel and Brand	Selling Entity	State of Organization	Rooms	Preliminary Allocated Purchase Price	Applicable Share of Deposit	Franchisor	Responsible Individual
1	Hilton Garden Inn 434 Columbiana Dr. Columbia, SC 29212	NGC Harbison, LLC	South Carolina	143	$21,200,000	16.45%	Hilton Hotels Corp.	Michael L. Pleninger
2	Hilton Garden Inn 1 Thurber Street Warwick, RI 02886	Jefferson Hospitality, LLC	Rhode Island	160	$24,000,000	18.62%	Hilton Hotels Corp.	Michael L. Pleninger
3	Courtyard by Marriott 1890 Evelyn Byrd Ave. Harrisonburg, VA 22801	BRR Harrisonburg, LLC	Delaware	125	$22,500,000	17.46%	Marriott International, Inc.	Michael L. Pleninger
4	Courtyard by Marriott 250 Davidson Ave. Somerset, NJ 00873	TLC Somerset, LLC	Delaware	162	$16,000,000	12.41%	Marriott International, Inc.	Michael L. Pleninger
5	Hampton Inn 750 Hwy 21 Port Wentworth, GA 31407	Virginian Newport/ Savannah, LLC, Historic Newport/ Savannah, LLC	Delaware Delaware	106	$10,000,000	7.76%	Hampton Inns, Inc.	Michael L. Pleninger
6	Hampton Inn 233 Three Springs Rd. Bowling Green, KY 42104	Newport Patriot, LLC	Virginia	131	$18,000,000	13.96%	Hampton Inns, Inc.	Michael L. Pleninger
7	Hampton Inn 612 Dickens Place NE Concord, NC 28025	Gabriel Newport Concord, LLC	North Carolina	101	$9,200,000	7.14%	Hampton Inns, Inc.	Michael L. Pleninger
8	SpringHill Suites 6006 Landmark Center Blvd. Greensboro, NC 27407	BRR Greensboro, LLC	Delaware	82	$8,000,000	6.21%	Marriott International, Inc.	Michael L. Pleninger

EXHIBIT “A-1”

LEGAL DESCRIPTION OF LAND - Columbia

EXHIBIT “A-2”

LEGAL DESCRIPTION OF LAND - Warwick

EXHIBIT “A-3”

LEGAL DESCRIPTION OF LAND - Harrisonburg

EXHIBIT “A-4”

LEGAL DESCRIPTION OF LAND - Somerset

EXHIBIT “A-5”

LEGAL DESCRIPTION OF LAND - Savannah

EXHIBIT “A-6”

LEGAL DESCRIPTION OF LAND – Bowling Green

EXHIBIT “A-7”

LEGAL DESCRIPTION OF LAND - Concord

EXHIBIT “A-8”

LEGAL DESCRIPTION OF LAND - Greensboro

EXHIBIT B

LIST OF FF&E

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT C

LIST OF HOTEL CONTRACTS

EXHIBIT C-1 - Seller’s Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT C-2 - Other Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT D

CONSENTS AND APPROVALS

A. Consents Under Hotel Contracts

To be provided by Seller and approved by Buyer during the Review Period

B. Consents Under Other Contracts

To be provided by Seller and approved by Buyer during the Review Period

C. Governmental Approvals and Consents

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT E

ENVIRONMENTAL REPORTS

To be provided by Seller and approved by Buyer during the Review Period

The Hilton Garden Inn in Warwick, Rhode Island was constructed on a Brownfields site overseen by the Rhode Island Department of Environmental Management (“RIDEM”). The owner’s environmental consultant in this matter, Fuss & O’Neill, conducted testing and generated a Remedial Action Work Plan (“RAWP”) which was approved by RIDEM in October 2003. The RAWP called for five main action steps:

1.	Identify and remove all underground storage tanks;

2.	Identify and close all underground injection control structures;

3.	Encapsulate all contaminated soils with either asphalt or clean fill;

4.	Install a Liquid Boot vapor barrier beneath the Hotel; and

5.	Construct, install and operate a groundwater treatment and monitoring well system.

To date, the owner has completed steps 1 through 4. The Owner has delayed in completing the final step to allow any soil contaminants to deteriorate with time. At the current time, the owner has engaged its environmental consultant to reinstitute a groundwater monitoring program to evaluate the extent of the contamination. This data will qualify the current state of the issue and the required remediation. The owner expects to complete the first round of that testing in late August 2007.

Documents related to the foregoing will be provided to Buyer during the Review Period.

EXHIBIT F

CLAIMS OR LITIGATION PENDING

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of             , 2007 by and among                                         , a                      limited liability company (“Seller”), APPLE EIGHT HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”) and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.6 of that certain Purchase Contract dated             , 2007 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer, provided that the Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive the Deposit and to be reportable by such party for income tax purposes. All fees, charges, and costs of Escrow Agent shall be paid by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

-ii-

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

-iii-

(i)	If addressed to Seller, to:

Michael L. Pleninger

c/o Newport Hospitality Group, Inc.

4290 New Town Avenue

Williamsburg, Virginia 23188

Fax No.: (757) 221-0400

and

Andrew T. Carey

c/o Newport Hospitality Group, Inc.

116 Park Lane

Concord, Massachusetts 01742

Fax No.: (978) 318-0332

with a copy to:

E. D. David, Esquire

David, Kamp & Frank, L.L.C.

739 Thimble Shoals Boulevard, Suite 105

Newport News, Virginia 23606

Fax No.: (757) 595-4500

(ii)	If addressed to Buyer, to:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Justin Knight

Fax No.: (804) 344-8129

with a copy to:

Apple Eight Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Legal Dept.

Fax No.: (804) 727-6349

-iv-

(iii)	If addressed to Escrow Agent, to:

LandAmerica American Title Company - 1951

2505 N. Plano Road, Ste. 3100

Richardson, Texas 75082

Attn: Debby S. Moore

Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

-v-

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

By:
Name:
Title:

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

-vi-

EXHIBIT H

New Management Agreement

[To be agreed upon and attached on or prior to the expiration of the Review Period]

EXHIBIT I

Existing Loans

[Seller to provide]

EXHIBIT J

POST-CLOSING AGREEMENT

THIS POST-CLOSING AGREEMENT (this “Agreement”) is executed effective as of                      (the “Effective Date”), by and among                              (“Seller”),                              (“Buyer”), and LAND AMERICA – AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 8.9 of that certain Purchase Contract dated as of                              between Seller and Buyer (as amended, the “Contract”), as assigned to Buyer pursuant to that certain Assignment of Contract dated of even date herewith, Buyer and Seller have requested that Escrow Agent hold in escrow the Escrow Funds (as defined in the Contract) in the amount of $1,289,000.00 in accordance with the provisions, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the Escrow Funds are being delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contract.

2. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Funds. Escrow Agent shall invest the Escrow Funds as directed by Seller, provided such investments are reasonably acceptable to Buyer, and interest and income earned thereon shall belong to and be released to Seller at least quarterly.

3. Escrow Funds. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Escrow Funds, Escrow Agent shall keep the Escrow Funds in Escrow Agent’s possession pursuant to this Agreement for a period of one (1) year from and after the Closing Date (the “Escrow Term”) to provide for timely payment of claims made after Closing by Buyer for indemnification, reimbursement, damages or other amounts payable by Seller or for the performance of any of Seller’s obligations (each, a “Claim”) pursuant to the terms of the Contract or this Agreement, including without limitation all indemnification obligations of Seller to Buyer pursuant to Section 8.8 of the Contract and all other post-closing obligations of Seller under the Contract, all of which obligations shall survive Closing under the Contract and delivery of the Deed.

4. Claims. Upon the determination by Buyer of the amount for which a Claim will be made, Buyer shall send notice of such Claim (stating the amount claimed) to the Escrow Agent and Seller. If Seller does not give written notice to the Escrow Agent and Buyer of its intent to dispute the Claim or the amount claimed within five (5) business days of the date Seller receives, pursuant to Section 8 below, Buyer’s notice of Claim, Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount specified in Buyer’s notice. If Seller disputes the Claim within the five (5) business day period and Buyer and Seller are unable to settle the dispute, Buyer and Seller shall petition a court of competent jurisdiction for a resolution of the dispute. Seller and Buyer shall each pay their respective costs incurred in any such court proceedings. If Buyer and Seller fail to bring such petition within thirty (30) days after the notice of dispute of claim is received, Escrow Agent may, but is not required, to bring such a petition. In any such action, all parties hereto agree to waive any right to a trial by jury. After settlement or final determination of any dispute relating to a Claim, the Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount, if any, determined to be payable to Buyer. Payment of any Escrow Funds to Buyer shall not discharge Seller’s obligations under the Contract unless and until all of Buyer’s Claims are paid, discharged and satisfied in full. Seller shall be and remain liable to Buyer for, and shall pay to Buyer the full amount of, all such Claims notwithstanding that the Escrow Funds may be insufficient to pay the same in full, and Seller shall immediately pay to Buyer the amount of any deficiency to satisfy in full the amount of each Claim. Unless otherwise provided herein, if (i) Buyer has not sent any notice of a Claim during the Escrow Term or (ii) (x) all Claims of Buyer have been fully paid or otherwise settled and resolved during the Escrow Term and (y) a court of competent jurisdiction has resolved any disputes brought before it by Buyer and Seller (or Escrow Agent on its own) that have not been settled and resolved by Buyer and Seller and all orders of such court have been complied with, the amount of Escrow Funds remaining with Escrow Agent at the expiration of the Escrow Term, together with any interest or income accrued thereon and not previously distributed to Seller, shall (subject to the terms of this Agreement) be promptly returned to Seller by Escrow Agent; provided, however, the return of any Escrow Funds not shall terminate or relieve Seller of its unsatisfied post-closing obligations, if any, to Buyer under the Contract.

5. Reliance by Escrow Agent. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the parties hereto or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

6. Liabilities of Escrow Agent.

A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

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B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the parties hereto jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

7. Resignation or Termination of Escrow Agent.

A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) business days’ prior written notice to each of the parties hereto. The parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) business day period to whom the Escrow Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrow Funds as custodian thereof until otherwise directed by the parties hereto, jointly, or until the Escrow Funds is released in accordance with clause 7(B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrow Funds with a court of competent jurisdiction in the State of Texas and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the parties with respect to the Escrow Funds, Escrow Agent may deposit the Escrow Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

8. Fees of Escrow Agent. All fees, charges, costs, and expenses due to or incurred by Escrow Agent related to the services to be performed hereunder shall be the responsibility of and shall be paid by Buyer.

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9. Notices. All notices required herein shall be given both by telecopy and, additionally, by one of the following: (i) hand delivery with a receipted copy; (ii) certified mail, return receipt requested, postage prepaid; or (iii) via a recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged. Such notice shall be deemed to have been validly given upon the soonest of: (i) when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) when the copy of the hand delivery notice is receipted or rejected, (iii) two (2) Business Days after the certified mail is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by overnight delivery:

If to Buyer:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Justin Knight Fax No.: (804) 344-8129

with a copy to:	Apple Eight Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349

If to Seller:

Michael L. Pleninger

c/o Newport Hospitality Group, Inc.

4290 New Town Avenue

Williamsburg, Virginia 23188

Fax No.: (757) 221-0400

and

Andrew T. Carey

c/o Newport Hospitality Group, Inc. 116 Park Lane Concord, Massachusetts 01742

Fax No.: (978) 318-0332

with a copy to:	E. D. David, Esquire David, Kamp & Frank, L.L.C. 739 Thimble Shoals Boulevard, Suite 105 Newport News, Virginia 23606 Fax No.: (757) 595-4500

If to Escrow Agent:

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or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

10. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

11. Binding Effect; Assignment; Amendments; Survival. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. Seller shall not assign, pledge or otherwise encumber its rights or obligations hereunder in whole or in part without the prior written consent of Buyer. This Agreement may only be amended by a written modification executed by Buyer and Seller. This Agreement shall survive Closing of the sale of the Property and delivery of the Deed and shall be in addition to, and not in limitation or in lieu of, all other rights and remedies available to Buyer at law, in equity or by contract, including the Contract, which rights and remedies Buyer shall be entitled to exercise concurrently or in such order as Buyer may elect, in its sole discretion. Seller acknowledges and agrees that Seller’s liability for Claims shall survive Closing, that such liability and Claims and Buyer’s rights and remedies with respect thereto are not limited to the Escrow Term, the amount of the Escrow Funds or any other provision of this Agreement and that Buyer’s rights hereunder shall not be limited or otherwise affected by Buyer’s exercise of any of Buyer’s other rights and remedies, including without limitation any of those available to Buyer under the Contract.

[Signatures on Next Page]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:

BUYER:

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

LAND AMERICA-AMERICAN TITLE COMPANY

By:
Name:
Title:

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